EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 2nd day of April, 2012 (the “Effective Date”), by and between Emmaus Life Sciences, Inc., a Delaware corporation (the “Company”), and Peter B. Ludlum, an individual (the “Executive”). Company or Executive are sometimes referred to herein as “party” or collectively “parties”.

RECITALS

WHEREAS, the Company and Executive have decided to enter into an employment relationship for Executive to serve as Chief Financial Officer of the Company;

WHEREAS, by unanimous consent of its Board of Directors, the Company named Executive to serve as Executive Vice President and Chief Financial Officer and to manage the financial affairs, financial reporting to regulators such as SEC, internal audit, external auditor relationships, treasury, liquidity, and capital raising functions and day-to-day management of the finances and financial department of the Company;

WHEREAS, Executive is willing to continue to be employed by the Company and provide services to the Company under the terms and conditions stated herein, as of the Effective Date; and

WHEREAS, the Company and Executive now mutually desire to enter into this Agreement as approved by the Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

1. Employment and Duties

1.1 Employment. The Company hereby employs Executive as the Executive Vice President and Chief Financial Officer (“CFO”) of the Company and Executive hereby accepts such employment as of the Effective Date pursuant to the terms, covenants and conditions set forth herein. Executive shall report directly to the Chief Executive Officer.

1.2 Duties. Executive shall have the overall responsibility as CFO to manage the financial affairs, financial reporting to regulators such as SEC, internal audit, external auditor relationships, treasury, liquidity, and capital raising functions and day-to-day management of the finances and financial department of the Company, and shall perform all duties and responsibilities and have such powers which are commonly incident to the position of Chief Financial Officer, including providing required certification of financials pursuant to the requirements of Sarbanes Oxley as well as any additional responsibilities and authority as may be from time to time assigned or delegated to him by the CEO or Board of Directors. Executive shall perform the duties assigned to him to the best of his ability and in a manner satisfactory to the Company.

1

1.3 Time and Efforts. Executive shall devote his full business time, efforts, attention, and energies to the business of the Company and to the performance of Executive's duties hereunder during the Term (as defined below), and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Company; provided that, nothing herein shall preclude Executive from (i) continuing to serve on any board of directors or trustees of any "not for profit" organization, (ii) being involved in charitable activities, or (iii) managing his personal and family passive investments; provided, further that, in each case, and in the aggregate, such activities shall not materially conflict or interfere with the performance of Executive's duties hereunder or conflict with his duty of loyalty and/or fiduciary duties owed to the Company.

2. Term

The term of employment under this Agreement shall be for a period of two (2) years commencing on the Effective Date (the “Term”). Notwithstanding the above, either party may terminate this Agreement at any time during the Term pursuant to the applicable provisions of Section 5 of this Agreement.

3. Compensation

As the total consideration for Executive’s services rendered hereunder, Executive shall be entitled to the following:

3.1 Base Salary. Executive shall be paid an initial annual base salary of One Hundred Eighty Thousand Dollars ($180,000.00) per year (“Base Salary”) beginning on the Effective Date of the Agreement and payable in regular installments in accordance with the customary payroll practices of the Company. Executive’s Base Salary will be reviewed at least annually by the Company and may be increased at the discretion of the Company. The Base Salary may not be decreased, except upon a mutual written agreement between the parties.

3.2 Annual Performance Bonus. In addition to Base Salary, Executive shall be eligible to receive an annual bonus based upon Executive’s performance for the preceding fiscal year as measured against certain targets and goals as mutually established by the parties (the “Annual Performance Bonus”). The Annual Performance Bonus shall be paid within thirty (30) days of the conclusion of the bonus period. Executive must be employed on the payment date of the Annual Performance Bonus in order to be eligible to receive the Annual Performance Bonus, except as otherwise expressly provided for in this Agreement. The target for the Annual Performance Bonus amount for 2013 shall be established by the Board’s Compensation Committee and CEO, and will be communicated to Executive after his employment has commenced. There is currently no expectation of an Annual Performance Bonus for 2012.

2

3.3 Equity Consideration. Effective on December 31, 2012, and at the end of each successive calendar year on December 31 thereafter, or as soon as reasonably practicable after each such December 31 (each a “Grant Date”) during the Term of this Agreement, and as part of the consideration for this Agreement and based on the achievement of the specific execution of responsibilities and performance of duties from the immediate prior year as may be determined by the Board, the Compensation Committee of the Board may grant annually to Executive stock options with three year vesting, exercisable into shares of common stock of the Company, with an exercise price per share equal to “Fair Market Value” (as defined in the Company’s stock incentive plan) on the applicable Grant Date, which shares shall have a ten year expiration date from the Grant Date and a cashless exercise feature. Any unvested options will vest upon (i) a Change of Control as defined in and pursuant to Section 5.2(b) below, or (ii) any termination of Executive’s employment other than (a) termination by Executive, (b) termination for Cause as defined in Section 5.1 below, or (c) termination by the Company pursuant to Section 5.6 below.   In the event that the Executive is terminated for any reason other than (i) Cause, (ii) death or (iii) disability or retirement, each Option granted to Executive, to the extent that it is exercisable at the time of such termination, shall remain exercisable for the 90 day period following such termination, but in no event following the expiration of its term. In the event of the termination of Executive’s employment for Cause, each outstanding option granted to Executive shall terminate at the commencement of business on the date of such termination. In the event that the Executive’s employment with the Company terminates on account of death, disability or, with respect to any non-qualified stock option, retirement of Executive, each option granted that is outstanding and vested as of the date of such termination shall remain exercisable by Executive (or Executive’s legal representatives, heirs or legatees) for the one year period following such termination, but in no event following the expiration of its term. There is no predetermined option grant for 2012.

3.4 Compensation Committee. The Bonus and the Equity Consideration shall be reviewed by the Compensation Committee of the Company’s Board on an annual basis and may be revised upon mutual agreement between Company and Executive to set performance criteria for purposes of compliance with the exemption requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”).

3.5 Expenses. During employment, Executive is entitled to reimbursement for reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive’s duties and pursuant to applicable Company policy. The Company shall also provide Executive with a laptop computer for use during Executive’s employment.

3.6 Vacation. Executive shall be entitled to accrue paid vacation each year pursuant to the terms and provisions of the Company’s vacation leave policies as in effect from time to time. Although unused vacation may be carried over from year to year, the maximum cap on accrual shall be equal to 1.5 times the annual accrual.

3.7 Benefits. Executive shall be entitled to participate in and receive all benefits made available by the Company to its Executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, including without limitation, medical, dental, vision, life and disability insurance plans and coverage, and defined benefit, defined contribution or other 401K program, including all company matching provisions.

3

4. Proprietary Information

As a condition of this Agreement, Executive shall sign the Employee Confidentiality and Invention Assignment Agreement as presented by the Company, and such agreement shall remain in full force and effect as provided therein even after the termination of this Agreement and the employment relationship.

5. Termination

Executive’s employment shall terminate upon the happening of the following:

5.1 Termination For Cause. The Company may terminate this Agreement for Cause if the Board of Directors determines that Cause exists. For purposes of this Agreement, “Cause” shall mean:

(a) A proven act of dishonesty, fraud, embezzlement, or misappropriation of proprietary information in connection with the Executive’s responsibilities as an Executive;

(b) Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude;

(c) Executive’s willful misconduct in connection with his employment duties that is detrimental to the Company and which cannot be cured on reasonable notice to Executive; or

(d) Executive’s habitual failure or refusal to perform his employment duties under this Agreement if such failure or refusal is not cured by Executive within twenty (20) days after receiving written notice thereof from the Board of Directors.

For purposes hereof, no act or failure to act by the Executive shall be considered ‘willful’ unless done or omitted to be done by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Employer or contrary to a formal resolution of the Board.

5.2 Termination Without Cause.

(a) The Company may terminate this Agreement Without Cause. For purposes of this Agreement, “Without Cause” shall mean termination by the Company of Executive’s employment for any reason, other than as specified in Sections 5.1, 5.3 or 5.6 hereof, including any termination Without Cause that occurs within a one (1) year period after a Change of Control (as defined below) assuming the termination does not occur during the Initial Employment Period (as defined below).

(b) “Change of Control” shall mean the occurrence of any one of the following: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of Company’s then outstanding securities; (ii) a sale of assets involving 50% or more of the fair market value of the assets of Company as determined in good faith by the Board of Directors of the Company; or (iii) any merger or reorganization of the Company whether or not another entity is the survivor, pursuant to which the holders of all the shares of capital stock of the Company outstanding prior to the transaction hold, as a group, fewer than 50% of the shares of capital stock of the Company outstanding after the transaction.

4

(c) The Company may terminate the employment of Executive and all of the Company’s obligations hereunder at any time during the Term of Employment “Without Cause” by giving Executive written notice of such termination, to be effective thirty (30) days following the giving of such written notice, in which case Executive shall receive the compensation, severance and benefit continuation required by Section 6.3 below; provided, however, that if Company terminates Executive’s employment Without Cause at any time within a one (1) year period after the date of a Change of Control as defined in Section 5.2(b) above, then Executive shall receive the compensation, severance and benefit continuation required by Section 6.4 below.

5.3 Termination Due to Disability or Death. Executive’s employment hereunder may be terminated by the Company as follows:

(a) To the extent permitted by law, upon thirty (30) days’ notice to Executive in the event that Executive has been unable to perform substantially all of his duties under this Agreement for an aggregate of 120 days (inclusive of weekends and holidays) within any 12-month period, as the result of Executive’s incapacity to perform the essential functions of his job due to a physical or mental disability and after reasonable accommodation made by the Company, and within thirty (30) days of receipt of such notice, Executive shall not have returned to the full-time, continuing performance of his duties hereunder, or

(b) Immediately upon the death of Executive.

5.4 Termination by Executive for Good Reason. Executive may terminate the Agreement for “Good Reason”. Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within ninety (90) days of the event constituting Good Reason, and provides the Company with a period of thirty (30) days to cure the Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if the event is effected by the Company or third-parties without Executive’s consent: (i) a reduction of more than 25% in Executive’s Base Salary or other component of compensation and benefits, except for changes to the Company’s generally applicable benefit plans and policies; unless the salary or compensation reduction is part of a general reduction for all executive employees; (ii) any material diminution of Executive’s authority, responsibilities, reporting or job duties, or (iii) any other material breach by the Company of this Agreement. Executive may terminate his employment at any time for Good Reason as provided in this Section 5.4, in which case Executive shall receive the compensation, severance and benefit continuation required by Section 6.3 below; provided, however, that if Executive terminates his/her employment at any time for Good Reason within a one (1) year period after the date of a Change of Control as defined in Section 5.2(b) above, then Executive shall receive the compensation, severance and benefit continuation required by Section 6.4 below.

5

5.5 Voluntary Termination. Executive’s employment hereunder may be terminated by Executive for any reason (other than by Termination Due to Disability or Death or for Good Reason) upon Executive providing Company with thirty (30) days’ notice of Executive’s voluntary termination.

5.6 Termination During Initial Employment Period. The Company may terminate the employment of Executive and all of the Company’s obligations hereunder at any time during the 180 days (and including the 180th day) following the Effective Date (the “Initial Employment Period”) by giving Executive written notice of such termination, to be effective immediately upon the giving of such written notice, in which case Executive shall receive the compensation, severance and benefit continuation required by Section 6.1 below. This Section 5.6 shall apply even if there is a Change of Control during the Initial Employment Period.

6. Effect of Termination

6.1 Termination For Cause, Voluntary Termination or Termination During Initial Employment Period. In the event that Executive’s employment is terminated pursuant to Sections 5.1, 5.5 or 5.6 above:

(a) The Company shall pay to Executive, or his representatives, on the date of termination of employment (the “Termination Date”) only that portion of the Base Salary provided in Section 3.1 that has been earned to the Termination Date, and any accrued but unpaid Vacation pay provided in Section 3.5, and any expense reimbursements due and owing to Executive as of the Termination Date; and

(b) Executive shall not be entitled to (i) any other salary or compensation, (ii) the Annual Performance Bonus pursuant to Section 3.2, (iii) any Equity Consideration pursuant to Section 3.3, nor (iv) any Benefits pursuant to Section 3.6, except for benefit continuation under COBRA or similar state or federal legislation.

6.2 Termination Due to Disability or Death. In the event Executive’s employment is terminated pursuant to Section 5.3 above, the Company shall pay to Executive, or his representatives, all of the following:

(a) The payments, if any, referred to in Section 6.1(a) above as of the Termination Date; and

(b) An amount equal to the six months (6) of targeted Annual Performance Bonus referenced in Section 3.2 above for the calendar year in which the Termination Date occurs, less applicable statutory deductions and tax withholdings, to be paid within thirty (30) days of the Termination Date; and

(c) For a Termination Due to Disability only, and provided that Executive signs a binding release of all claims relating to his employment in the standard form then being used by the Company at the time, then the Company shall continue to pay Executive a severance package equal to six (6) months of Executive’s Base Salary at the time of termination. This severance amount shall be paid to Executive in equal regular installments over the six (6) month period pursuant to the Company’s regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the Termination Date once the release becomes effective; and

6

(d) If Executive elects benefit continuation under COBRA or similar state or federal legislation for the available Benefits provided in Section 3.6, Company shall pay or reimburse the COBRA premiums for a period of up to six (6) months commencing on the Termination Date, provided that Executive remains eligible for COBRA continuation coverage.

6.3 Termination Without Cause or for Good Reason. In the event Executive’s employment is terminated pursuant to Sections 5.2 or 5.4 above at anytime in which there has not been a qualifying Change of Control termination, the Company shall pay Executive on the Termination Date the payments referred to in Section 6.1(a) above, and provided that within sixty (60) days of the Termination Date, Executive signs a binding release of all claims relating to his employment in the standard form then being used by the Company at the time, Executive shall also receive all of the following:

(a) A severance package equal to six (6) months of Executive’s Base Salary at the time of termination. This severance amount shall be paid to Executive in equal regular installments over the six (6) month period pursuant to the Company’s regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the Termination Date once the release becomes effective; and

(b) A pro rata amount of the Annual Performance Bonus referenced in Section 3.2 above for the calendar year in which the Termination Date occurs, less applicable statutory deductions and tax withholdings, based on the achievement of any applicable performance terms or goals for the year and to be paid at the same time such Annual Bonus would have been payable under Section 3.2 if Executive had remained employed with the Company; and

(c) If Executive elects benefit continuation under COBRA or similar state or federal legislation for the available Benefits provided in Section 3.6, Company shall pay or reimburse the COBRA premiums for a period of up to six (6) months commencing on the Termination Date, provided that Executive remains eligible for COBRA continuation.

6.4 Termination Without Cause or for Good Reason After a Change of Control. In the event Executive’s employment is terminated pursuant to Sections 5.2 or 5.4 above within the qualifying one (1) year period after a Change of Control, the Company shall pay Executive on the date of Termination the payments referred to in Section 6.1(a) above, and provided that, within sixty (60) days of the Termination Date, Executive signs a binding release of all claims relating to his employment in the standard form then being used by the Company at the time, Executive shall also receive all of the following:

7

(a) A severance package equal to twelve (12) months of Executive’s Base Salary at the time of termination. This severance amount shall be paid to Executive in equal regular installments over a twelve (12) month period pursuant to the Company’s regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the Termination Date once the release becomes effective; and

(b) An amount equal to the full year targeted Annual Performance Bonus referenced in Section 3.2 above for the calendar year in which the Termination Date occurs, less applicable statutory deductions and tax withholdings, to be paid within thirty (30) days of the Termination Date; and

(c) If Executive elects benefit continuation under COBRA or similar state or federal legislation for the available Benefits provided in Section 3.6, Company shall pay or reimburse the COBRA premiums for a period of up to twelve (12) months commencing on the Termination Date, provided that Executive remains eligible for COBRA continuation; and

(d) Executive shall also be entitled to full vesting of all stock, options, incentive or performance share awards, and shall be free from all lock-ups or contractual restrictions on the free sale of shares that are subject to waiver solely by the Company, and shall have four months (4) within which to sell or exercise awards, shares or options (subject to expiration of the applicable term for any options), but Executive shall not be released from the black-out periods for the next financial reporting quarter following the Termination Date or Securities and Exchange Act of 1934 trading obligations typically required for an executive in this position.

NOTWITHSTANDING THE PROVISIONS SET FORTH ABOVE, IF EXECUTIVE’S EMPLOYMENT, TITLE, RESPONSIBILITY OR ROLE IS CHANGED AS A RESULT OF A CHANGE OF CONTROL (INCLUDING ANY MERGER, ACQUISITION, BUSINESS COMBINATION OR JOINT OPERATING AGREEMENT) WITH ANY THIRD PARTY COMPANY THAT OCCURS WITHIN FOURTEEN MONTHS (14) OF SIGNING OF THIS AGREEMENT, AND EXECUTIVE ASSUMES A NEW ROLE DIFFERENT THAN HIS CURRENT POSITION OF CFO, THEN THE PROVISIONS OF SECTION 5.4(ii) AND 5.4(iii) ABOVE SHALL NOT APPLY AS A BASIS FOR EXECUTIVE TO ASSERT A TERMINATION FOR GOOD REASON, AND EXECUTIVE SHALL NOT BE ENTITLED TO THE BENEFITS OF THIS SECTION 6.4.

7. Assignment

This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive. The Company shall be entitled to assign this Agreement to any affiliate of the Company or any person or entity that assumes the ownership and control of the business of the Company. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns.

8

8. Severability

Should any term, provision, covenant or condition of this Agreement be held to be void or invalid, the same shall not affect any other term, provision, covenant or condition of this Agreement, but such remainder shall continue in full force and effect as though each such voided term, provision, covenant or condition is not contained herein.

9. Governing Law and Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be carried out in California. Subject to the Binding Arbitration provision of this Agreement as set forth below, and without in any way limiting the applicability of binding arbitration, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Los Angeles County, California in any action or proceeding arising out of or relating to this Agreement and further agrees that all claims in respect of the action or proceeding may be heard and determined in any such court to the extent that any court proceeding is necessary in connection with the Binding Arbitration provision below, and further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner so provided by law.

10. Binding Arbitration

Any and all disputes which involve or relate in any way to this Agreement and/or to Executive’s employment or termination of employment with the Company, whether initiated by Executive or by the Company and whether based on contract, tort, statute, or common law, shall be submitted to and resolved by final and binding arbitration as the exclusive method for resolving all such disputes. The arbitration shall be private and confidential and conducted in Los Angeles, California pursuant to the Federal Arbitration Act and applicable California law, and pursuant to the applicable rules of the American Arbitration Association (“AAA”) relating to employment disputes, unless the parties otherwise mutually agree to modify the AAA Rules. A copy of the AAA Employment Rules are available for review at www.adr.org/employment and are incorporated herein by reference.

The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim or claims, within the time period of any applicable statute of limitations relating to such claim(s). If the parties cannot mutually agree upon an Arbitrator, then the parties shall select a neutral Arbitrator through the procedures established by the AAA. The Arbitrator shall have the powers provided under the California Code of Civil Procedure relating to the arbitration of disputes, except as expressly limited or otherwise provided in this Agreement. The parties shall have the right to reasonable discovery as mutually agreed or as determined by the Arbitrator, including at least one deposition each, it being the goal of the parties to resolve any disputes as expeditiously and economically as reasonably practicable. The parties agree to equally share in the payment of the administration costs of the AAA arbitration, including payment of the fees for the Arbitrator, and any other costs directly related to the administration of the arbitration. The parties shall otherwise be responsible for their own respective costs and attorneys fees relating to the dispute, such as deposition costs, expert witnesses and similar expenses, except as otherwise provided in this Agreement to the prevailing party.

9

The Arbitrator may award, if properly proven, any damages or remedy that a party could recover in a civil litigation, and shall award costs and reasonable attorneys fees to the prevailing party as provided by law. The award of the Arbitrator shall be issued in writing, setting forth the basis for the decision, and shall be binding on the parties to the fullest extent permitted by law, subject to any limited statutory right to appeal as provided by law. Judgment upon the award of the Arbitrator may be entered in any court having proper jurisdiction and enforced as provided by law.

This agreement to arbitrate is freely negotiated between Executive and the Company and is mutually entered into between the parties. Each party understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial; provided, however, that either party may seek provisional remedies in a court of competent jurisdiction as provided pursuant to applicable law.

11. Captions

The Section captions herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

12. Compliance with IRC Section 409A

Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with the Company Executive is a "specified employee" as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 12 in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 12 without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 12; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "Separation from Service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "resignation," "termination," "termination of employment" or like terms shall mean Separation from Service. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a "separate payment" within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a "deferral of compensation" within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit

10

13. Entire Agreement

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. In this regard, each of the parties represents and warrants to the other party that such party is not relying on any promises or representations that do not appear in writing herein. This Agreement supersedes and replaces any prior agreements that Executive had with the Company. Each of the parties further agrees and understands that this Agreement can be amended or modified only by a written agreement signed by all parties.

14. Notice

All notices and other communications under this Agreement shall be in writing and mailed, telegraphed, telecopied, or delivered by hand (by a party or a recognized courier service) to the other party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Company:

Emmaus Life Sciences, Inc.

207255 Western Ave., Suite 136

Torrance, CA 90501

If to Executive:

Peter B. Ludlum

At current home address on file with the Company

11

15. Attorney’s Fees

In the event that any party shall bring an action or proceeding in connection with the performance, breach or interpretation of this Agreement, then the prevailing party in any such action or proceeding, as determined by the arbitrator, court or other body having jurisdiction, shall be entitled to recover from the losing party all reasonable costs and expenses of such action or proceeding, including reasonable attorneys’ fees, court costs, costs of investigation, expert witness fees and other costs reasonably related to such action or proceeding.

EXECUTIVE HAS BEEN ADVISED THAT HE SHOULD SEEK INDEPENDENT REVIEW AND ADVICE FROM COUNSEL AND TAX ADVISORS AS TO THE SCOPE AND POTENTIAL TAXES WHICH COULD ARISE FROM THE AGREEMENT

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“COMPANY”
EMMAUS LIFE SCIENCES, INC., a Delaware corporation

By:	/s/ Yutaka Niihara
Yutaka Niihara, MD, MPH Chief Executive Officer

and

“EXECUTIVE”

By:	/s/ Peter Ludlum
Peter B. Ludlum, CMA, MBA